Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

Authorized Capital

Our authorized share capital consists of an unlimited number of common shares, Class B shares and first preferred shares, in each case without nominal or par value. As of March 16, 2021, 103,032,563 common shares were issued and outstanding, no Class B shares were issued, no Series I Non-Voting Convertible First Preferred Shares (the “Series I First Preferred Shares”) were outstanding and 6,750,000 Series II Non-Voting Convertible First Preferred Shares (the “Series II First Preferred Shares”) were issued and outstanding.

Common Shares

The holders of common shares are entitled to receive notice of and to attend all annual and special meetings of our shareholders and to one vote per share held at each such meeting, and they are entitled to receive dividends as determined and declared by our Board of Directors.

Subject to the rights of the holders of any other class of our shares entitled to receive dividends in priority to or concurrently with the holders of the common shares, our board of directors may in its sole discretion declare dividends on the common shares to the exclusion of any other class of shares of the Company.

In the event of our liquidation, dissolution or winding up or other distribution of our assets among our shareholders for the purpose of winding up our affairs, the holders of the common shares shall, subject to the rights of the holders of any other class of shares entitled to receive our assets upon such a distribution in priority to or concurrently with the holders of the common shares, be entitled to participate in the distribution. Such distribution shall be made in equal amounts per share on all the common shares at the time outstanding without preference or distinction.

Class B Shares

The holders of the Class B shares are entitled to receive notice of and to attend any meeting of our shareholders but shall not be entitled to vote any of their Class B shares at any such meeting. Each issued and fully paid Class B share may at any time be converted, at the option of the holder, into one common share.

First Preferred Shares

The first preferred shares may at any time and from time to time be issued in one or more series and our board of directors may before the issue thereof fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of first preferred shares.

The first preferred shares shall be entitled to priority over the common shares and Class B shares and all other shares ranking junior to the first preferred shares with respect to the payment of dividends and the distribution of our assets in the event of our liquidation, dissolution or winding up or other distribution of our assets among our shareholders for the purpose of winding up our affairs.

The first preferred shares of each series rank on a parity with the first preferred shares of every other series with respect to priority in the payment of dividends and in the distribution of our assets in the event of our liquidation, dissolution or winding up or other distribution of our assets among our shareholders for the purpose of winding up our affairs.

Series I First Preferred Shares

The holders of Series I Non-Voting Convertible First Preferred Shares, or the “Series I First Preferred Shares”, are not entitled to vote at any meeting of our shareholders (except in limited circumstances).

The holders of Series I First Preferred Shares are entitled to receive dividends as determined and declared at the discretion of our board of directors on a parity basis with the holders of shares of the other series of First Preferred Shares and, at the discretion of our board of directors, either in priority to, or equally on a share-for-share basis with, holders of our Common Shares or Class B Shares. If any amount of cumulative dividends, whether or not declared, or declared non-cumulative dividends, with respect to shares of a series of our First Preferred Shares is not paid in full, the shares of the series will participate on a pro rata basis with the shares of all other series of that class of shares with respect to all accumulated cumulative dividends, whether or not declared, and all declared non- cumulative dividends.

Each issued and fully paid Series I First Preferred Share may at any time be converted, at the option of the holder, into one thirtieth (1/30th) of a common share, subject to adjustment.

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of our assets among our shareholders for the purpose of winding-up our affairs, or in the event of a reduction or redemption of our capital stock, the holders of Series I First Preferred Shares are entitled to receive an amount per share equal to that amount of money that we received as consideration for such Series I First Preferred Shares or, in the event that Series I First Preferred Shares were not issued for money, then the amount equal to the fair value of any property we received as consideration for the issuance of such Series I First Preferred Shares divided by the number of Series I First Preferred Shares issued, the whole before any amount shall be paid by us or any of our assets shall be distributed to holders of our common shares and Class B Shares. After such payment, the holders of Series I First Preferred Shares are not entitled to share in any further distribution of our property or assets. If any amount payable on return of capital in the event of our liquidation, dissolution or winding-up in respect of shares of a series of our First Preferred Shares is not paid in full, the shares of the series will participate on a pro rata basis with the shares of all other series of that class of shares with respect to all amounts payable on return of capital in the event of our liquidation, dissolution or winding-up.

If a Fundamental Transaction (as defined below) occurs while any of the Series I First Preferred Shares are outstanding, then a holder of Series I First Preferred Shares shall have the right to receive (in exchange for such shares) in the event that our common shares are exchanged for other securities, cash or property in the Fundamental Transaction, the same kind and amount of securities, cash and property as it would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such Fundamental Transaction, the holder of our common shares. If the holders of our common shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder of our Series I First Preferred Shares shall be given the same choice as to the alternate consideration it receives upon any conversion of Series I First Preferred Shares following such Fundamental Transaction.

In the event of a “takeover bid” that is a “formal bid” (as such terms are defined in the securities laws in the Province of Ontario) for our common shares, the offeror of such bid shall make an offer to acquire the same percentage of our outstanding Series I First Preferred Shares as the percentage of our common shares for which the formal bid is being made, and such offer shall be on the same terms and for the same amount and kind of per share consideration, as adjusted, that is offered to the holders of our common stock under the formal bid. To the extent necessary to effectuate these provisions, to the extent the surviving corporation following a fundamental transaction is not our company, any successor or surviving entity in the fundamental transaction shall include in its organizational documents shares having the same terms and conditions as our Series I First Preferred Shares and shall issue to the holders of our Series I First Preferred Shares new preferred shares consistent with the foregoing provisions.

“Fundamental Transaction” means (A) we effect any amalgamation, merger, business combination or other transaction with another person, other than a wholly-owned subsidiary, or an arrangement pursuant to the Business Corporations Act (Ontario) or another transaction pursuant to which a person, or group of person acting jointly or in concert, acquires all of our issued and outstanding common shares, (B) we effect any sale, lease or other disposition of all or substantially all of our assets, or (C) we effect any reclassification of our common shares or any compulsory share exchange pursuant (other than as a result of certain dividends or subdivisions) to which our common shares are effectively converted into or exchanged for other securities, cash or property, or any similar transaction or series of transactions involving us or our subsidiaries, directly or indirectly.

Series II First Preferred Shares

The holders of Series II First Preferred Shares are not entitled to vote at any meeting of our shareholders (except in limited circumstances).

The holders of Series II First Preferred Shares are entitled to receive dividends as determined and declared at the discretion of our board of directors on a parity basis with the holders of shares of the other series of first preferred shares and, at the discretion of our board of directors, either in priority to, or equally on a share-for-share basis with, holders of our common shares or Class B shares. If any amount of cumulative dividends, whether or not declared, or declared non-cumulative dividends, with respect to shares of a series of our first preferred shares is not paid in full, the shares of the series will participate on a pro rata basis with the shares of all other series of that class of shares with respect to all accumulated cumulative dividends, whether or not declared, and all declared non-cumulative dividends.

Each issued and fully paid Series II First Preferred Share may at any time be converted, at the option of the holder, into one common share, subject to adjustment. Notwithstanding the foregoing, holders of Series II First Preferred Shares will be prohibited from converting Series II First Preferred Shares into common shares if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (which the holder may elect to increase or decrease by written notice to us to any other percentage specified in such notice, provided that any increase (but not decrease) will not be effective until the 61st day after such notice) of the total number of our common shares then issued and outstanding, unless the holder gives us at least 61 days prior notice of an intent to convert into common shares that would cause the holder to own more than 4.99% of the total number of our common shares then issued and outstanding.

In addition, we will not be required to deliver to a holder any common shares upon a conversion of our Series II First Preferred Shares into common shares if our common shares are then listed and posted for trading on the TSX, or if applicable, such other stock exchange on which the common shares are principally traded, and to the extent that the conversion would result in the holder, together with any person acting jointly or in concert with the holder within the meaning of the Securities Act (Ontario), beneficially owning or exercising control or direction over common shares representing more than:

1.  9.99% of our outstanding common shares unless the holder (or, where the holder is not an individual, any director, officer or insider of the holder) has first provided:

(a) the stock exchange with a personal information form pursuant to the rules of that stock exchange and the form has been approved by the stock exchange; and

(b) a copy of the approval of the personal information form by the stock exchange to us; and

2.  19.99% of our outstanding common shares, unless we have received approval from the stock exchange and the holders of our common shares of the issuance of common shares at a meeting of holders of common shares which we will call, at our expense, in accordance with the applicable policies of the stock exchange.

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of our assets among our shareholders for the purpose of winding-up our affairs, or in the event of a reduction or redemption of our capital stock, the holders of Series II First Preferred Shares are entitled to receive an amount per share equal to that amount of money that we received as consideration for such Series II First Preferred Shares or, in the event that Series II First Preferred Shares were not issued for money, then the amount equal to the fair value of any property we received as consideration for the issuance of such Series II First Preferred Shares divided by the number of Series II First Preferred Shares issued, the whole before any amount shall be paid by us or any of our assets shall be distributed to holders of our common shares and Class B shares. After such payment, the holders of Series II First Preferred Shares are not entitled to share in any further distribution of our property or assets. If any amount payable on return of capital in the event of our liquidation, dissolution or winding-up in respect of shares of a series of our first preferred shares is not paid in full, the shares of the series will participate on a pro rata basis with the shares of all other series of that class of shares with respect to all amounts payable on return of capital in the event of our liquidation, dissolution or winding-up.

If a Fundamental Transaction occurs while any of the Series II First Preferred Shares are outstanding, then a holder of Series II First Preferred Shares shall have the right to receive (in exchange for such shares) in the event that our common shares are exchanged for other securities, cash or property in the Fundamental Transaction, the same kind and amount of securities, cash and property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if such holder had been, immediately prior to such Fundamental Transaction, the holder of our common shares. If the holders of our common shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder of our Series II First Preferred Shares shall be given the same choice as to the alternate consideration it receives upon any conversion of Series II First Preferred Shares following such Fundamental Transaction.

In the event of a “takeover bid” that is a “formal bid” (as such terms are defined under applicable securities laws in the Province of Ontario) for our common shares, the offeror of such bid shall make an offer to acquire the same percentage of our outstanding Series II First Preferred Shares as the percentage of our common shares for which the formal bid is being made, and such offer shall be on the same terms and for the same amount and kind of per share consideration, as adjusted, that is offered to the holders of our common stock under the formal bid.

To the extent necessary to effectuate these provisions, to the extent the surviving corporation following a Fundamental Transaction is not our company, any successor or surviving entity in the Fundamental Transaction shall include in its organizational documents shares having the same terms and conditions as our Series II First Preferred Shares and shall issue to the holders of our Series II First Preferred Shares new preferred shares consistent with the foregoing provisions.

Transfer Agent and Registrar

Our registrar and transfer agent is Computershare Trust Company of Canada, located at 100 University Avenue, Toronto, Ontario, M5J 2Y1.